BMC Stock Holdings, Inc. Launches Consolidated Brand

Unified Branding Reinforces Mission - Commitment to Customer Service and Profitable Growth
Company to Ring NASDAQ Stock Market Opening Bell on June 6, 2016
Ticker Symbol Change to BMCH
Atlanta, GA – June 3, 2016 - BMC Stock Holdings, Inc. (NASDAQ: STCK) (the “Company” or “BMC”), one of the nation’s leading providers of diversified building products and services to professional builders and contractors in the residential housing market, today launched its corporate brand uniting the Company’s regional operations and trade names under the BMC brand.

BMC’s logo represents the Company’s mission to be the preferred supplier, employer, partner and distributor in its communities, enabling customers to be successful by delivering what they need, when they need it, exactly how they want it – from start to finish. In connection with the unification under the BMC brand, is a single company logo, new ticker symbol and new IR website: ir.BuildWithBMC.com. The Company’s stock will continue to trade on NASDAQ under the new ticker symbol BMCH beginning June 6, 2016.

“Professional builders and contractors in the residential housing market count on BMC to deliver best-in-class value-added service and solutions,” said Peter Alexander, President and Chief Executive Officer of BMC Stock Holdings, Inc. “We are proud to offer differentiated services, including our eBusiness platform and READY-FRAME®, which we continue to roll out to new locations with great success. Uniting under a single banner reinforces our customer focus and commitment to identifying and implementing best practices that enable BMC to deliver industry leading service and profitable growth.”

To commemorate the branding launch and ticker symbol change, BMC will be ringing the opening bell at the NASDAQ Marketsite on Monday, June 6, 2016. The event will be broadcast live at new.livestream.com/nasdaq/live beginning at 9:20 a.m. Eastern Time.

About BMC Stock Holdings, Inc.
Headquartered in Atlanta, Georgia, BMC is one of the nation’s leading providers of diversified building products and services to professional builders and contractors in the residential housing market. The Company’s comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform capable of supporting all of our customers’ needs. BMC serves 17 states and 42 metropolitan areas, principally in the attractive, fast-growing South and West regions of the United States.

For more information, visit BuildWithBMC.com.

Investor Relations Contact
BMC Stock Holdings, Inc.
Mark Necaise
(919) 431-1021

Media Relations Contact
BMC Stock Holdings, Inc.
Jeanine Froke
(925) 980-2428